Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-233709 on Form N-2 of our report dated February 20, 2020 relating to the financial statements of KKR Credit Opportunities Portfolio, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 8, 2020